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                                                                    Exhibit 10.8

                                    TOO, INC.
                  1999 INCENTIVE COMPENSATION PERFORMANCE PLAN



         The Too, Inc. 1999 Incentive Compensation Performance Plan (the "INCENTIVE PLAN") is intended to satisfy the applicable provision of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"). The Incentive Plan shall be administered by the Compensation Committee (the "COMMITTEE") of the Board of Directors of Too, Inc. (the "COMPANY"). The Committee shall select those key executives of the Company with significant operating and financial responsibility and who are likely to be "covered employees" (within the meaning of Section 162(m) of the Code) for the relevant fiscal year, to be eligible to earn seasonal or annual cash incentive compensation payments to be paid under the Incentive Plan.

         In respect of each Spring and/or Fall selling season or fiscal year, the Committee may establish performance goals for the Company. The performance goals selected by the Committee shall be based on any one or more of the following: price of the Company's common stock, par value $.01 per share, or the stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution or market share. These factors shall have a minimum performance standard below which, and a maximum performance standard above which, no payments will be made. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures. The Committee may not use any discretion to modify award results except as permitted under Section 162(m) of the Code.

         Annual incentive compensation targets may be established for eligible executives ranging from 30% to 150% of base salary. Executives may earn their target incentive compensation if the business achieves the pre-established performance goals. The target incentive compensation percentage for each executive will be based on the level and functional responsibility of his or her position, size of the business for which the executive is responsible, and competitive practices. The amount of incentive compensation paid to participating executives may range from zero to double their targets, based upon the extent to which performance goals are achieved or exceeded. Except as otherwise permitted by Section 162(m) of the Code, the minimum level at which a participating executive will earn any incentive payment, and the level at which an executive will bear the maximum incentive payment of double the target, must be established by the Committee prior to the commencement of each bonus period. Actual payouts must be based on either a straight-line or pre-established interpolation based on these minimum and maximum levels and the performance goals.

         The maximum dollar amount to be paid for any year under the Incentive Plan to any participant may not exceed $3,000,000.